SCHEDULE 14A INFORMATION
      Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934  (Amendment No.        )

Filed by the Registrant  [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement   [ ] Confidential, for Use of the Commission
                                      Only (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Ameristar Casinos, Inc.
           (Name of Registrant as Specified in Its Charter)


                    (Name of Person(s) Filing Proxy
                               Statement
                     if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
       (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)    Proposed maximum aggregate value of transaction:
     (5)    Total fee paid:
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:
     (1)    Amount Previously Paid:
     (2)    Form, Schedule or Registration Statement No.:
     (3)    Filing Party:
     (4)    Date Filed:

                    AMERISTAR CASINOS, INC.

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      To Be Held on June 16, 2000


To the Stockholders of
Ameristar Casinos, Inc.

     The Annual Meeting of Stockholders of Ameristar Casinos, Inc. will be held at 2:00 p.m. (local time) on Friday, June 16, 2000, in the Explorers Room at The Reserve Hotel & Casino, located at 777
W. Lake Mead Drive (at Interstate 515), Henderson, Nevada 89015 for the following purposes:

     1. To elect two Class B Directors to serve for a three-year term; and

     2. To transact any other business which may properly come before the meeting and any adjournments or postponements thereof.

     A proxy statement containing information for stockholders is annexed hereto and a copy of the Annual Report of the Company for the fiscal year ended December 31, 1999 is enclosed herewith.

     The Board of Directors has fixed the close of business on May 15, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     Whether or not you expect to attend the meeting in person, please date and sign the accompanying proxy card and return it promptly in the envelope enclosed for that purpose.

                         By order of the Board of Directors

                         /s/ Craig H. Neilsen

                         Craig H. Neilsen
                         President and
                         Chief Executive Officer
Las Vegas, Nevada
May 17, 2000

                       AMERISTAR CASINOS, INC.
                      3773 Howard Hughes Parkway
                            Suite 490 South
                       Las Vegas, Nevada  89109
                            (702) 567-7000

                            PROXY STATEMENT

                          GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ameristar Casinos, Inc. ("ACI" or the "Company"), a Nevada corporation, for use only at its Annual Meeting of Stockholders to be held on Friday, June 16, 2000, and any adjournments or postponements thereof (the "Annual Meeting").

     Shares may not be voted unless the signed proxy card is returned or other specific arrangements are made to have shares represented at the meeting. Any stockholder of record giving a proxy may revoke it at any time before it is voted by filing with the Secretary of ACI a notice in writing revoking it, by duly executing a proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to revoke the proxy and vote the shares in person. Stockholders whose shares are held in street name should consult with their brokers or other nominees concerning procedures for revocation. Subject to such revocation, all shares represented by a properly executed proxy card will be voted as directed by the stockholder on the proxy card. If no choice is specified, proxies will be voted "For" the persons nominated by the Board of Directors.

     In addition to soliciting proxies by mail, Company officers, Directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The total cost of solicitation of proxies will be borne by ACI. Although there are no formal agreements to do so, it is anticipated that ACI will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any proxy soliciting materials to their principals.

     Only stockholders of record at the close of business on Monday, May 15, 2000 are entitled to receive notice of and to vote at the Annual Meeting. As of April 28, 2000, ACI had outstanding 20,387,084 shares of Common Stock, which constituted all of the outstanding voting securities of ACI. Each share outstanding on the record date is entitled to one vote on each matter. A majority of the shares of Common Stock outstanding on the record date will constitute a quorum.

     Directors are elected by a plurality of votes cast. Stockholders may not cumulate their votes for any one or more nominees for election. Under Nevada law, the affirmative vote of a majority of the votes cast on any proposal at the Annual Meeting generally will constitute the approval of the stockholders. Such approval will also satisfy the requirements of The Nasdaq Stock Market, Inc. for the continued designation of the Common Stock as a National Market Security.

     Abstentions and broker "non-votes" are counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted in the election of Directors or any other proposal. Thus, abstentions and broker "non-votes" will have no effect on the election of Directors or any other proposals voted on at the meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal or matter, and so notifies the Company, because the nominee does not have discretionary voting power with respect to that proposal or matter and has not received voting instructions from the beneficial owner.

     Craig H. Neilsen, the Chairman of the Board, President and Chief Executive Officer of the Company, owns 17,700,000 shares of the Company's Common Stock, which represents 86.8% of the voting power of the Company as of April 28, 2000. Mr. Neilsen intends to vote all such shares in favor of the persons nominated by the Board of Directors.

     It is anticipated that this proxy statement and accompanying proxy card will first be mailed to stockholders on or about May 17, 2000.

                            PROPOSAL NO. 1
                         ELECTION OF DIRECTORS

Information Concerning the Nominees

     The Company's Articles of Incorporation provide that the Board of Directors shall be classified, with respect to the time for which the Directors severally hold office, into three classes, as nearly equal in number as possible as the total number of Directors constituting the entire Board permits. The authorized number of Directors is currently set at six, and there are two vacancies on the Board of Directors. Of the four sitting Directors, two are Class B Directors whose terms are expiring in 2000 and are being nominated for re-election by the Company as described below. Biographical information concerning the nominees and the other Directors of the Company is set forth under the caption "Directors and Executive Officers." See "Security Ownership of Certain Beneficial Owners and Management" for information regarding each such person's holdings of Common Stock.

     The Board of Directors has nominated each of the incumbent Class B Directors to be elected for a term expiring at the 2003 Annual Meeting of Stockholders, and until each such person's successor has been duly elected and qualified or until his earlier death, resignation or removal. The incumbent Class B Directors nominated are:

                         Thomas M. Steinbauer
                            Paul I. Corddry

     The Board of Directors has no reason to believe that its nominees will be unable or unwilling to serve if elected. However, should the nominees named herein become unable or unwilling to accept nomination or election, the persons named as proxies will vote instead for such other person(s) as the Board of Directors may recommend.

The Board of Directors unanimously recommends a vote "For" the election of the above-named nominees as Directors.

Directors and Executive Officers

     The following sets forth certain information as of April 28, 2000 with regard to each of the Directors and executive officers of the Company. The terms of office of the Class A, B and C Directors expire in 2002, 2000 and 2001, respectively.


      Name          Age                     Position

Craig H. Neilsen     58     Chairman of the Board, President and
                            Chief Executive Officer and Class C
                            Director
Thomas M.            49     Senior Vice President of Finance,
Steinbauer                  Treasurer,
                            Secretary and Class B Director
Gordon R.            44     Senior Vice President of Legal Affairs
Kanofsky
Poston S. Tanaka     57     Senior Vice President of Development
Paul I. Corddry*     63     Class B Director
Larry A. Hodges*     51     Class A Director

* Member of the Audit and Compensation Committees.

     Mr. Neilsen has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its inception in August 1993. Since May 1984, Mr. Neilsen has been the President and Chairman of the Board of Directors of Cactus Petes, Inc. ("CPI"). Mr. Neilsen has also been the President and sole director of Ameristar Casino Vicksburg, Inc. ("ACVI"), Ameristar Casino Council Bluffs, Inc. ("ACCBI"), Ameristar Casino Las Vegas, Inc. ("ACLVI"), A.C. Food Services, Inc. ("ACFSI"), AC Hotel Corp. ("ACHC") and Ameristar Casino St. Louis, Inc. ("ACSLI") since their respective dates of inception. CPI, ACVI, ACCBI, ACLVI, ACFSI, ACHC and ACSLI are wholly owned subsidiaries of the Company. Mr. Neilsen has been actively involved in the development since 1993 of the Company's Ameristar Vicksburg, Ameristar Council Bluffs and The Reserve projects and the proposed South St. Louis County project and the major expansions since 1985 of the Company's Cactus Petes and Horseshu casino-hotels. Mr. Neilsen also owns a controlling interest in several other closely held entities, most of which are engaged in real estate development and management operations unrelated to the business of the Company. Since 1987, Mr. Neilsen has devoted substantially all of his business time to the affairs of the Company and its subsidiaries.

     Mr. Steinbauer has been Senior Vice President of Finance of the Company since May 1995 and Treasurer and a Director of the Company since its inception. He was appointed as the Secretary of the Company in June 1998. He served as Vice President of Finance and Administration and Secretary of the Company from its inception until May 1995. He has served as the Secretary and the Treasurer of each of CPI and ACVI since November 1992 and September 1992, respectively, and is a Vice President of both companies. Mr. Steinbauer has served as Vice President, Secretary and Treasurer of each of ACCBI, ACLVI, ACFSI, ACHC and ACSLI since their respective dates of inception. Mr. Steinbauer has more than 20 years of experience in the gaming industry in Nevada and elsewhere. From April 1989 to January 1991, Mr. Steinbauer was Vice President of Finance for Las Vegas Sands, Inc., the owner of the Sands Hotel & Casino in Las Vegas. From August

1988 to April 1989, he worked for McClaskey Enterprises as the General Manager of the Red Lion Inn & Casino, handling the day-to-day operations of seven different hotel and casino properties in northern Nevada. Mr. Steinbauer was Property Controller of Bally's Reno from 1987 to 1988. Prior to that time, Mr. Steinbauer was employed for 11 years by the Hilton Corporation and rose from an auditor to be the Casino Controller of the Flamingo Hilton in Las Vegas and later the Property Controller of the Reno Hilton.

     Mr. Kanofsky has been Senior Vice President of Legal Affairs of the Company since September 1999. Mr. Kanofsky was in private law practice in Washington, D.C. and Los Angeles, California from 1980 to September 1999, most recently as of counsel to and a member of Sanders, Barnet, Goldman, Simons & Mosk, A Professional Corporation in Los Angeles (1996-1999) and as an associate and partner in the Los Angeles office of Hughes Hubbard & Reed (1985-1995). While in private practice, Mr. Kanofsky represented the Company as special securities counsel and outside general counsel since April 1993 and April 1998, respectively. Mr. Kanofsky also represented several other gaming industry clients while in private practice. Mr. Kanofsky is a graduate of the Duke University School of Law and holds an undergraduate degree from Washington University in St. Louis.

     Mr. Tanaka joined the Company in March 2000 as its Senior Vice President of Development. He has over 25 years of real estate development experience, most recently with General Cinema Theaters, Inc. where he was Senior Vice President of Development from August 1995 through January 2000. From October 1992 to August 1995, Mr. Tanaka was President of his own company that provided real estate consulting services in the U.S., Mexico and France and also undertook its own real estate development projects. Mr. Tanaka was with Disney Development Company from March 1989 to October 1992 where he worked on a large regional shopping facility that was to be part of Celebration, one of Disney's landholdings in Orlando, Florida. In 1984, he joined the Irvine Company as Vice President of Retail and initiated the remodel of Fashion Island in Newport Beach, California. From September 1974 to March 1984, Mr. Tanaka served in various capacities with the Hahn Company, including Project Manager, Vice President of Leasing and Vice President General Manager of the Development Division.

     Mr. Corddry became a Director of the Company in March 1994. Mr. Corddry served for 28 years with H. J. Heinz Company ("Heinz"), retiring from his position as Senior Vice President-Europe in August 1992. Prior to that position, Mr. Corddry served as Senior Vice President in charge of several Heinz domestic affiliates, President of Ore-Ida Foods, Inc., a wholly owned subsidiary of Heinz, and General
Manager of Product Marketing. Mr. Corddry was also a member of the Board of Directors of Heinz from September 1986 until his retirement. Prior to joining Heinz, he held various brand management positions with Proctor & Gamble Co. Since 1987, Mr. Corddry has served as a director of Albertson's, Inc., a major operator of grocery stores. He is also a member of the Board of Trustees of the American University in Cairo, Swarthmore College in Pennsylvania and the Corcoran Museum
in Washington, D.C. Mr. Corddry has previously served on the boards of numerous food industry-related associations and educational, cultural and medical facilities, foundations and associations among other organizations.

     Mr. Hodges became a Director of the Company in March 1994. Mr. Hodges has more than 30 years of experience in the retail food business. In April 1994, he became President and Chief Executive Officer of Mrs. Fields Inc., after serving as President of Food Barn Stores, Inc. from July 1991 to March 1994. He has been a director of

Mrs. Fields Inc. since April 1993. From February 1990 to October 1991, Mr. Hodges served as president of his own company, Branshan Inc., which engaged in the business of providing management consulting services to food makers and retailers. Earlier, Mr. Hodges was with American Stores Company for 25 years, where he rose to the position of
President  of  two substantial subsidiary corporations.   Mr.  Hodges'
first management position was as Vice President of Marketing for Alpha Beta Co., a major operator of grocery stores in the West. Mr. Hodges is also a director of Coinstar, Inc., an operator of automated, self-service coin counting and processing machines, Successories Inc., a manufacturer of motivational home and office decor, Mrs. Fields Original Cookies and the International Franchise Association.

     Officers serve at the discretion of the Board of Directors.

Board of Directors and Committees

     Directors are elected to serve staggered three-year terms and until their successors are duly elected and qualified. Each Director who is not otherwise employed by the Company receives an annual Director's fee of $30,000 plus $1,000 for each Board meeting (and each Board committee meeting held other than in conjunction with a Board meeting) attended in person. Outside Directors participated in the Company's Non-Employee Director Stock Option Plan until its termination in June 1997, at which time the outside Directors became eligible to participate in the Company's Management Stock Option Incentive Plan. Outside Directors participated in the Company's Management Stock Option Incentive Plan until its termination in June 1999, at which time the outside Directors became eligible to participate in the Company's 1999 Stock Incentive Plan. The Company also reimburses each Director for reasonable out-of-pocket expenses incurred in his capacity as a member of the Board of Directors or committees thereof. No payments are made for participation in telephone meetings of the Board of Directors or its committees or actions taken in writing. The Board of Directors held four meetings during 1999.

     During 1999, the members of the Audit Committee of the Board of Directors were Messrs. Corddry, Hodges and McCain. The Audit Committee held three meetings during 1999. The functions of the Audit Committee are primarily to recommend the selection of the Company's independent public accountants, discuss with them the scope of the audit, review audited financial statements, consider matters pertaining to the Company's accounting policies and internal controls and provide a means for direct communication between the independent public accountants and the Board of Directors.

     During 1999, the members of the Compensation Committee of the Board of Directors were Messrs. Corddry, Hodges and McCain. The Compensation Committee held one meeting during 1999. The functions of the Compensation Committee are to review and recommend salary and bonus levels of executive officers, to review periodically, and make recommendations with respect to, the compensation structure of the Company, and to administer the Company's stock-based incentive compensation plans.

     The Company has no nominating committee or committee performing similar functions.

     Each Director attended at least 75% of the total number of the meetings of the Board of Directors and each committee thereof on which such Director served held during the year ended December 31, 1999.

     The Company's Gaming Compliance Program requires one of the members of the Company's Gaming Compliance Committee to be an outside Director of the Company. Mr. Hodges has been appointed by the Board of Directors as the chairman of the Gaming Compliance Committee. For these additional services as a Director, Mr. Hodges receives compensation of $1,000 per meeting, whether attended in person or by telephone. Mr. Steinbauer is also a member of the Company's Gaming Compliance Committee, but he does not receive any separate compensation for these services.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information as of April 28, 2000 with respect to persons known by the Company to be beneficial owners of more than five percent of the Common Stock of the Company, as well as beneficial ownership by the Directors of the Company, the executive officers named in the Summary Compensation Table below, and all executive officers and Directors as a group. The persons named in the table have sole voting and investment power with respect to all shares beneficially owned, unless otherwise indicated.

                                     Common Stock       Percent of
                                     Beneficially      Outstanding
Name of Beneficial Owner                Owned         Common Stock(1)

Craig H. Neilsen                     17,700,000(2)          86.8%
Thomas M. Steinbauer                    101,900(3)(4)          -
Gordon R. Kanofsky                            0                -
Poston S. Tanaka                              0                -
Paul I. Corddry                          27,500(3)             -
Larry A. Hodges                          20,000(3)             -
All executive officers and
 directors as a group (6 persons)    17,849,400             87.0%

(1)Other than Mr. Neilsen, each beneficial owner listed owns less than 1% of the outstanding Common Stock.
(2)Mr. Neilsen's mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89109.
(3)Includes the following number of shares which may be acquired within 60 days by the following persons upon exercise of options held by such persons: Mr. Steinbauer - 101,400 shares; Mr. Corddry - 16,500 shares; and Mr. Hodges - 16,500 shares.
(4)Includes 300 shares held jointly by Mr. Steinbauer with his wife and with respect to which Mr. and Mrs. Steinbauer have shared voting and investment power.

                        EXECUTIVE COMPENSATION

Report of the Compensation Committee and Board of Directors on Executive Compensation

     In 1999, the Compensation Committee of Ameristar Casinos, Inc. consisted of Larry A. Hodges, Paul I. Corddry and Warren E. McCain. None of the members is an employee or officer of the Company. The Compensation Committee administered the Management Stock Option Incentive Plan until its termination in June 1999, pursuant to which employees of the Company (including its executive officers) received stock option grants. The Compensation Committee also administers the 1999 Stock Incentive Plan, pursuant to which employees of the Company (including its executive officers) may receive stock option and restricted stock grants. The Compensation Committee also reviews salaries and other compensation of the executive officers of the Company. None of the actions or recommendations of the Compensation Committee in 1999 were modified or rejected by the Board of Directors.

General Compensation Philosophy

     The Compensation Committee tries to compensate the Company's officers in a fashion that will attract, retain, motivate and appropriately reward those individuals who are responsible for the Company's profitability and growth. The compensation of executive officers has historically been determined primarily on subjective factors and competitive requirements.

     In 1999, all compensation decisions were based on strictly subjective determinations. Compensation for the Company's executive officers in 1999 consisted primarily of salary and a discretionary bonus. Executive officers also participated in benefit plans available to employees generally, including a medical plan, a 401(k) plan, and group life insurance.

     In making its determinations as to the amount of cash compensation, the Committee considered, among other things, (i) the Company's financial results during 1999, (ii) the market performance of the Company's stock, (iii) the compensation paid to the executive officers in prior years, (iv) the recommendation of the Company's chief executive officer, (v) the extraordinary services rendered by the executive officers during the year and (vi) the amount of compensation paid by the Company's competitors to their executive officers. No specific weight was assigned to any particular factor, except the Committee did not place significant emphasis on the stock price. The Committee concluded that the market for small cap gaming stocks generally, combined with the thin float of the Company's stock, made it unfair to weigh the stock price as a significant measure of performance.

     In 1999 the Compensation Committee, and the Chief Executive Officer acting on delegated authority, awarded stock options to 26 employees of the Company or its subsidiaries to purchase an aggregate of 579,170 shares of the Company's Common Stock. The per share exercise price for stock option awards covering these shares ranged from $2.75 to $4.14, with a weighted average per share exercise price of $3.52. Of these options, options covering 100,000 shares at a per share exercise price of $3.31 were awarded to Gordon R. Kanofsky, an executive officer of the Company. The Committee believes it is both appropriate and important that the long-term economic interests of its executive officers should be aligned with those of the Company's stockholders.

     The Committee is continuing to examine options for a long-term deferred compensation plan.

Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code disallows a deduction for federal income tax purposes of most compensation exceeding $1,000,000 in any year paid to the Company's chief executive officer and the four other most highly compensated executive officers of a publicly-traded corporation. The Company was not impacted by section 162(m) in 1999. In future years, the Compensation Committee intends to take into account the effect of section 162(m) if the compensation payable to any executive officer approaches $1,000,000. However, the fact that compensation above $1,000,000 may not be deductible for federal income tax purposes will not necessarily preclude the award of such compensation if the Compensation Committee believes it is otherwise justified.

Compensation of Chief Executive Officer

     The Company's chief executive officer is in a unique position in that he owns approximately 87% of the outstanding stock of the Company. He has not been awarded any options to acquire stock under the Company's stock option plans, and the Compensation Committee is not inclined to award him any. The Compensation Committee believes that the interests of the chief executive officer are already aligned with those of the stockholders. In the opinion of the Committee the award of stock options to the chief executive officer will not provide a material incentive to him. The Compensation Committee believes that the chief executive officer must be compensated primarily by cash and by deferred compensation plans. The Company currently does not have any deferred compensation plans, although as noted above the Compensation Committee is investigating such plans.

     In 1999, the Company's chief executive officer received a salary of $375,000 and a cash bonus of $375,000. These are the same salary and bonus that the chief executive officer has received from the Company or a subsidiary since the 1990 fiscal year.

     The Compensation Committee used strictly subjective factors in deciding the bonus amount. The Compensation Committee considered a number of factors including (i) the advancement of the Company and its subsidiaries since the chief executive officer assumed leadership in 1983; (ii) the achievements of the Company in 1999, including the strong performance of the Company's casino properties in Council Bluffs, Iowa, Vicksburg, Mississippi and Jackpot, Nevada, and the turnaround of the operating performance of The Reserve in Henderson, Nevada; (iii) the fact the chief executive officer is also the majority stockholder of the Company and thereby is significantly motivated to create long-term increases in stockholder value; (iv) the fact the chief executive officer has not received a raise in his salary or in his cash bonus since 1990; (v) the profitability of the Company in 1999; (vi) the performance of the Company's stock in 1999; and (vii) the fact the chief executive officer requested that his salary and bonus not be increased. No particular weight was given to any factor. The Committee balanced certain of the factors in the same manner as discussed above with respect to the other executive officers of the Company. There is no quantifiable relationship between the Company's performance and the compensation paid to the chief executive officer.

                                   Compensation Committee
                                   Larry A. Hodges
                                   Paul I. Corddry
                                   Warren E. McCain

Summary  of  Cash  and Certain Other Compensation of  Named  Executive
Officers

     The following table sets forth information concerning the annual and long-term compensation earned by the Named Executive Officers for services rendered in all capacities to the Company for the fiscal years ended December 31, 1999, 1998 and 1997. The "Named Executive Officers" include (i) each person who served as Chief Executive Officer during 1999 (one person), (ii) each person who (a) served as an executive officer at December 31, 1999, (b) was among the four most highly paid executive officers of the Company, not including the Chief Executive Officer, during 1999 and (c) earned total annual salary and bonus compensation in 1999 in excess of $100,000 (two persons), and
(iii) up to two persons who would be included under clause (ii) above had they served as an executive officer at December 31, 1999 (no persons).

                      SUMMARY COMPENSATION TABLE

                               Annual Compensation(1)               Long-Term
                                                                 Compensation(4)
                                                        Other         Shares
                                                        Annual      Underlying     All Other
Name and Capcity          Fiscal   Salary      Bonus  Compensation   Options/    Compensation
in Which Served            Year    ($)(2)       ($)      ($)(3)      SARs (#)        ($)(5)

Craig H. Neilsen           1999   $375,000    $375,000      -              0         $3,754
Chairman of the Board      1998   $375,000    $375,000      -              0         $3,751
Chief Executive Officer    1997   $375,000    $375,000      -              0         $1,976

Thomas M. Steinbauer       1999   $245,000     $75,000      -              0         $5,067
Senoir Vice President of   1998   $240,000     $75,000      -        132,000         $4,808
Finance and Treasurer      1997   $225,000     $75,000      -              0         $1,976

Gordon R. Kanofsky         1999    $79,635    $131,500      -        100,000             $0
Senior Vice President of
Legal Affairs (6)

(1)Amounts shown include cash compensation earned for the periods reported whether paid or accrued in such periods.
(2)As  of  April  28, 2000, the current annual salary levels  for  the
   Named Executive Officers were: Mr. Neilsen - $375,000; Mr. Steinbauer - $252,500; and Mr. Kanofsky - $252,500. In addition, as of April 28, 2000, the annual salary of Poston S. Tanaka, the Company's Senior Vice President of Development, was $200,000.
(3)During 1999, 1998 and 1997, the Named Executive Officers received personal benefits, the aggregate amounts of which for each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for such Named Executive Officer in such years.
(4)In the case of Mr. Steinbauer, the number of shares underlying options/SARs granted in 1998 reflects the December 1998 repricing of outstanding options exercisable for 100,000 shares and the December 1998 grant of options exercisable for 32,000 shares. The Named Executive Officers did not receive any restricted stock awards or long-term incentive plan payouts in 1999, 1998 or 1997.
(5)These  amounts represent matching contributions under the Company's
   401(k) plan.
(6)Mr. Kanofsky became the Company's Senior Vice President of Legal Affairs on September 1, 1999, at which time he received a "sign-on bonus" of $100,000.

Option Grants

     The following table sets forth information with respect to grants of stock options to the Named Executive Officers during fiscal 1999. No stock appreciation rights were granted by the Company in fiscal 1999.
                   OPTIONS/SAR GRANTS IN FISCAL 1999

                                       % of
                         Number of     Total
                         Securities   Options/
                           Under-       SRAs
                           lying     Granted to                           Potential Realizable Values at
                          Options/   Employees   Exercise                  Assumed Annual Rates of Stock
                            SARs     in Fiscal     Price    Expiration     Appreciation for Option Term
     Name                Granted(#)    Year      ($/Share)     Date            0%     5%        10%
Gordon R. Kanofsky       100,000(1)    17.3%      $3.31     08/03/2009        $0   $208,470   $529,420

(1)These options were granted under the Company's 1999 Stock Incentive Plan. The grants were made on August 3, 1999. These options vest at a rate of 20% per year on each anniversary of the date of grant. The per share exercise price is equal to the per share fair market value of the Common Stock on the date of grant.



Option Exercises and Holdings

     The  following  table  sets  forth  with  respect  to  the  Named
Executive Officers information concerning the exercise of stock options during 1999 and unexercised options held as of the end of the year. The Company has never granted stock appreciation rights.

                    AGGREGATED OPTION/SAR EXERCISES
                  AND 1999 YEAR-END OPTION/SAR VALUES

                                                           Number
                                                       of Unexercised              Value of Unexercised
                          Shares        Value         Options/SARs at           In-the-Money options/SARs
                         Acquired     Realized    at fiscal Year End($)(1)      at Fiscal Year End($)(1)
Name                   on Exercise(#)    ($)     Unexercisable  Exercisable   Unexercisable   Exercisable

Craig H. Neilsen             0           $0               0             0             -                -
Thomas M. Steinbauer         0           $0          30,600       101,400       $35,800         $118,640
Gordon R. Kanofsky           0           $0         100,000             0       $50,000                -

(1)The values of unexercised in-the-money options have been determined based on the closing price of the Company's Common Stock as reported in the Nasdaq-National Market System on December 31, 1999 ($3.81).

Employment Agreements

     The Company and Mr. Steinbauer entered into a three-year employment agreement commencing November 15, 1993, which is subject to automatic renewal for a two-year period at the end of each term unless terminated by either party with at least three months' prior written notice. The employment agreement includes a covenant not to compete for a term of one year after termination of the officer's employment. This covenant applies only to competing activities within a 90-mile radius of the operations of the Company. The agreement provides that in the event that Mr. Steinbauer's employment is terminated by the Company without "cause" (as defined in the agreement), or by Mr. Steinbauer as a result of a reduction in his duties or compensation, he would be entitled to a severance payment in an amount equal to six months' base salary.

     The Company and Mr. Kanofsky entered into a one-year employment agreement with a term commencing September 1, 1999, which is subject to automatic renewal for a one-year period at the end of each term unless terminated by either party 30 days prior to the expiration of the then-present term. The employment agreement includes a covenant not to compete for a term of one year after termination of the officer's employment. This covenant applies only to competing activities that target the Las Vegas "locals" market. The agreement provides that in the event that Mr. Kanofsky's employment is terminated by the Company without "cause" (as defined in the agreement), or by Mr. Kanofsky generally as a result of a reduction in his duties or compensation following a "change in control" (as defined in the agreement), he would be entitled to a severance payment in an amount equal to his annual base salary.

     The Company and Mr. Tanaka have agreed that Mr. Tanaka's employment will be for an initial term of approximately one year, commencing March 3, 2000, subject to automatic renewal for a one-year period at the end of each term unless terminated by either party 30 days prior to the expiration of the then-present term. The Company has agreed that, in the event that Mr. Tanaka's employment is terminated by the Company without "cause" (as defined in the agreement), or by Mr. Tanaka generally as a result of certain changes following a "change in control" (as defined in the agreement) or a change in his obligation to report directly to Mr. Neilsen, he would be entitled to a severance payment in an amount equal to six months' base salary. Mr. Tanaka has agreed that, for a period of one year after termination of his employment, he will not directly or indirectly engage in any casino business in the Las Vegas area. The Company and Mr. Tanaka are currently in the process of finalizing an employment agreement that incorporates these terms.

     The Company has not entered into employment or similar agreements with Mr. Neilsen.

     The Company has entered into an indemnification agreement with each of its Directors and executive officers. These agreements require the Company, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as Directors or officers (other than liabilities arising from actions involving intentional misconduct, fraud or a knowing violation of law), to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such persons under any directors' and officers' liability insurance policy maintained by the Company. These indemnification agreements are separate and independent of indemnification rights under the Company's Bylaws and are irrevocable.

Performance Graph

     The following graph presents a comparison of the performance of the Company's Common Stock with that of the Standard & Poor's 500 Stock Index and the Dow Jones Entertainment and Leisure-Casinos Index as of the last trading day of each year from 1994 through 1999.

[PERFORMANCE GRAPH APPEARS HERE; DATA POINTS USED IN PRINTED GRAPH ARE PRESENTED BELOW]

                                            Value of $100.00 Investment
                             12/30/94  12/29/95  12/31/96  12/31/97  12/31/98  12/31/99

Ameristar Common Stock        $100.00   $119.44   $144.44   $108.33    $50.00    $84.67
S&P 500 Index                  100.00    134.11    161.29    211.30    267.65    318.87
Dow Jones Entertainment        100.00    132.64    144.67    127.27     87.07    131.58
 and Leisure-Casinos Index

(1) The graph assumes $100 invested in the Company's Common Stock, the Standard & Poor's 500 Stock Index and the Dow Jones
     Entertainment and Leisure-Casinos Index on December 30, 1994. The comparison assumes that all dividends are reinvested.
(2) The Dow Jones Entertainment and Leisure-Casinos Index is a stock price index of five gaming companies weighted on a market capitalization basis.

                    CERTAIN TRANSACTIONS

     Commencing April 1, 1997, Neilsen & Company (a partnership in which Mr. Neilsen owns a controlling equity interest) leased from Lynwood Shopping Center certain of the office space previously leased by the Company. CPI concurrently subleased from Neilsen & Company the right to use certain offices in this space and the common areas through December 31, 2001. In 1999, CPI paid $16,775 to Neilsen &
Company for rent and expenses under this sublease in 1998 and 1999. An additional $1,525 was accrued for rent and expenses under this sublease in 1999 and was outstanding at December 31, 1999. Similar rent and expenses is expected to be incurred in 2000. These offices support CPI's casino-hotel operations in Jackpot, Nevada, at the Idaho border due south of Twin Falls.

     The Company leases from Neilsen & Company two condominiums located in Sun Valley, Idaho. The properties are leased by the Company at an aggregate monthly rental rate of $3,500 plus maintenance, supply and utility costs. These leases expired on
December 31, 1998, and are continuing on a month-to-month basis. Neilsen & Company has proposed renewing these leases at an aggregate monthly rental rate of $3,675 plus maintenance, supply and utility costs, but the Company has not yet responded to this proposal. Any rental increase is expected to be retroactive to January 1, 1999. The properties are made available by the Company at no charge to management personnel and certain business associates. The Company believes that the condominiums are a valuable asset in strengthening management morale and maintaining goodwill with important business contacts. Management believes that the rental rates paid and proposed to be paid by the Company is within the range of rates generally charged for such properties in Sun Valley.

     A portion of the services of a Company employee were provided to Neilsen & Company until July 1, 1997, at which time this employee terminated service with the Company and became an employee of Neilsen & Company. The total estimated amount due to the Company for these services at December 31, 1998 was approximately $25,104 ($13,104 for a portion of the 1996 services and $12,000 for 1997 services), representing approximately half of the salary and additional payroll burden for this employee. Payment of the outstanding balance has been deferred pending an analysis of amounts due to Neilsen & Company from the Company for various services performed by Neilsen & Company and amounts due to the Company from Neilsen & Company for certain telephone expenses paid by the Company on behalf of Neilsen & Company. Among others, the services provided by Neilsen & Company to the Company included assistance with the relocation of the Company's offices to Las Vegas, Nevada, litigation and arbitration support services, licensing application assistance and accounts payable assistance. In addition to the foregoing, Neilsen & Company has provided services to the Company during 1999 and 2000 in connection with the Company's license application for its potential casino project in South St. Louis County. Neilsen & Company has not yet invoiced the Company for these services. Other than this license application, Neilsen & Company has provided only minimal services to the Company since 1997.

     Mr. Neilsen is the president, director and sole stockholder of Intermountain Express, Inc. ("Intermountain"), a transportation concern that provides CPI with package delivery services between Jackpot and Twin Falls, Idaho. Intermountain contracts with CPI for the use of CPI's drivers by Intermountain. In 1999, CPI paid $35,475 to Intermountain for package delivery services in 1998 and 1999. An additional $10,110 was accrued for services provided in 1999 and was outstanding at December 31, 1999. CPI charged Intermountain $28,491 in 1999 for contracted driver services and miscellaneous fuel and van maintenance expenses provided by CPI in 1998 and 1999, of which $7,422 remained outstanding at December 31, 1999. Management believes that these relationships between CPI and Intermountain are beneficial to the Company, and these relationships are expected to continue for the indefinite future.

     The Company has adopted a policy requiring transactions with affiliates to be on terms no less favorable to the Company than could be obtained from unaffiliated parties. Each of the completed transactions described above has been approved by the Board of Directors. In the opinion of management, the terms of the above transactions were at least as fair to the Company as could have been obtained from unaffiliated parties.



                               FORM 10-K

     ACI will furnish without charge to each stockholder, upon written request addressed to ACI c/o Debbie Pierce, 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89109, a copy of its Annual Report on Form 10-K for the year ended December 31, 1999 (excluding the exhibits thereto), as filed with the Securities and Exchange Commission. The Company will provide a copy of the exhibits to its Annual Report on Form 10-K for the year ended December 31, 1999 upon the written request of any beneficial owner of the Company's securities as of the record date for the Annual Meeting and reimbursement of the Company's reasonable expenses. Such request should be addressed to ACI c/o Debbie Pierce at the above address.



                     FUTURE STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at the 2001 Annual Meeting of Stockholders must be submitted sufficiently far in advance so that it is received by ACI not later than January 16, 2001. In the event that any stockholder proposal is presented at the 2001 Annual Meeting of Stockholders other than in accordance with the procedures set forth in Rule 14a-8 of the Securities and Exchange Commission, proxies solicited by the Board of Directors for such meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which the Company does not have notice prior to March 31, 2001.



                             OTHER MATTERS

     The Company's independent public accountants for the fiscal year ended December 31, 1999 were Arthur Andersen LLP, which firm is expected to be appointed to serve in such capacity for the current year. A representative of Arthur Andersen LLP is expected to be present at the meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     Neither the Company nor any of the persons named as proxies knows of matters other than those stated above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the meeting, the persons named as proxies are empowered to vote in accordance with their discretion on such matters.

     The Annual Report of ACI for the fiscal year ended December 31, 1999 accompanies this proxy statement, but it is not to be deemed a part of the proxy soliciting material.


                   PLEASE COMPLETE, SIGN AND RETURN
                      THE ENCLOSED PROXY PROMPTLY

                        AMERISTAR CASINOS, INC.

                         By order of the Board of Directors

                         /s/ Craig H. Neilsen

                         Craig H. Neilsen
                         President and
                         Chief Executive Officer


Las Vegas, Nevada
May 17, 2000
                              REVOCABLE PROXY

                          AMERISTAR CASINOS, INC.
              ANNUAL MEETING OF STOCKHOLDERS - JUNE 16, 2000

     The undersigned stockholder(s) of Ameristar Casinos, Inc. (the "Company") hereby nominates, constitutes and appoints Craig H. Neilsen and Thomas M. Steinbauer, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Ameristar Casinos, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Reserve Hotel & Casino located at 777 W. Lake Mead Drive, Henderson, Nevada 89015, at 2:00 p.m. (local time) on Friday, June 16, 2000, and any and all adjournments or postponements thereof, with respect to the matters described in the accompanying Proxy Statement, and in their discretion, on such other matters which properly come before the meeting, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

1.  Election of        [ ] AUTHORITY GIVEN       [ ] WITHHOLD AUTHORITY
    Directors              to vote for the           to vote for the
                           nominees listed below     nominees.
                           (except as indicated
                           to the contrary below)

  (INSTRUCTIONS:  To withhold authority to vote for any nominee, strike a line through such nominee's name below.)
     Class B Directors:  Thomas M. Steinbauer          Paul I. Corddry

2. To transact such other business as may properly come before the Meeting and any adjournment or adjournments or postponements thereof. Management currently knows of no other business to be presented by or on behalf of the Company or its Board of Directors at the Meeting.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE
    REVOKED PRIOR TO ITS EXERCISE.  PLEASE SIGN AND DATE ON THE REVERSE
                            SIDE OF THIS PROXY.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF "AUTHORITY GIVEN" FOR THE ELECTION OF DIRECTORS. THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED "AUTHORITY GIVEN" FOR THE ELECTION OF DIRECTORS UNLESS OTHER INSTRUCTIONS ARE INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.

     IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

                                   Dated:                        , 2000


                                   (Please print name)

                                   (Signature of Stockholder)

                                   (Please print name)

                                   (Signature of Stockholder)

                                   Please  date  this Proxy  and  sign
                                   your  name  as it appears  on  your
                                   stock   certificates.   (Executors,
                                   administrators,   trustees,   etc.,
                                   should give their full titles.  All
                                   joint owners should sign).
                                   I do [] do not [] expect to attend the
                                   Meeting.
                                   Number of Persons: